Exhibit 99.1

*** NEWS RELEASE ***

TO:	All Area News Agencies

FROM:	First Commonwealth
Financial Corporation

DATE:	July 27, 2009

First Commonwealth Announces Second Quarter 2009 Financial Results

Net Loss of $18.6 Million Due to Increase in Provision for Credit Losses

and Other-Than-Temporary Impairment Charges

Indiana, PA., July 27, 2009 - First Commonwealth Financial Corporation (NYSE: FCF), the holding company for First Commonwealth Bank, announced today financial results for the second quarter ended June 30, 2009.

Second Quarter Results

First Commonwealth reported a second quarter 2009 net loss of $18.6 million, or $(0.22) per diluted share compared to net income of $12.9 million, or $0.18 per diluted share in the second quarter of 2008 as a result of a $42.9 million ($27.9 million after tax) increase in the provision for credit losses as well as an increase of $8.2 million ($5.3 million after tax) in other-than-temporary impairment charges. The higher provision was primarily related to deterioration in economic conditions outside of Pennsylvania and the resulting impact on out of state commercial construction credits. The other-than-temporary impairment charges were primarily related to the credit deterioration of the company’s pooled trust preferred collateralized debt obligations.

Second quarter 2009 annualized return on average equity and average assets was (11.34)% and (1.16)%, respectively, compared to 9.03% and 0.84% for the same period last year.

Developments during the second quarter included:

•	Core bank operating results increased from March 31, 2009:

•	Total loans increased $79.4 million.

•	Low cost (demand and savings) deposits increased $222.9 million.

•	Net interest income increased $889 thousand.

•	Net interest margin rose one basis point.

•	Non-accrual loans increased $52.2 million.

•	The company recorded impairment losses of $8.8 million ($5.7 million after tax) relating to trust preferred collateralized debt obligations and bank equity securities.

•	FDIC insurance costs increased $4.7 million from the second quarter of 2008.

Total nonperforming loans increased $52.7 million during the second quarter 2009 to $81.9 million, or 1.81% of total loans as of June 30, 2009. Significant additions to nonperforming loans include the following which are Shared National Credits that were downgraded during the second quarter of 2009:

•	A $20.8 million real estate construction loan in Kissimmee, Florida for condominiums. This project is approximately 60% complete. A $10.0 million specific reserve has been allocated to the allowance.

•

A $9.2 million commercial and industrial loan in Ohio. Cash flow and weakened real estate prices have created financial issues for this borrower. A $6.7 million specific reserve has been allocated to the allowance.

•

A $6.2 million real estate construction loan in Ohio for senior housing/independent living. This project is approximately 80% complete. Declines in real estate prices have caused financial issues for the borrower. A $3.9 million specific reserve has been allocated to the allowance of which $2.9 million was charged off.

“We are disappointed in our financial results this quarter,” said John J. Dolan, President and CEO. “We are increasing our allowance for credit losses to address issues pertaining to our commercial real estate construction portfolio for credits primarily outside of Pennsylvania that were originated prior to 2008, which was near the top of the market. Currently, these out of Pennsylvania real estate construction credits account for less than 5% of our total loan portfolio or approximately 8% of the total commercial loan portfolio. We believe these actions are prudent during this distressed economic period. At the same time, our capital ratios are strong, allowing us to work through this difficult environment.”

Dolan commented, “We continue to capitalize on significant opportunities in both consumer and commercial markets. We are pleased with our growth in loans, low cost deposits and households.”

Average diluted shares in the second quarter 2009 were 16.3% greater than the comparable quarter in 2008 primarily due to the issuance of 11.5 million shares of common stock from our capital raise completed on November 5, 2008.

Net Interest Income and Margin

Net interest income increased $4.6 million, or 9.7%, in the second quarter of 2009 from the second quarter of 2008. The increase was a result of both growth in earning assets and a decline in the cost of interest-bearing liabilities.

The net interest margin on a tax equivalent basis for the second quarter 2009 increased 19 basis points to 3.73% compared with 3.54% in the corresponding period last year. The increase in our net interest margin can be attributed to increased loan volume and declines in the cost of interest-bearing liabilities exceeding the declines in yields on total interest-earning assets. The decrease in the cost of interest-bearing liabilities can be attributed to lower interest rates, combined with a shift in the mix of our liabilities to low cost deposits and short-term borrowings from time deposits and long-term debt.

Management continued to supplement time deposit growth with wholesale borrowing due to the significant spread between wholesale borrowing costs and rates paid on time deposits. In the second quarter of 2009 compared to the second quarter of 2008, average time deposits decreased $261.3 million or 12.9% which were offset with increases in lower costing transaction and savings deposits. Average noninterest-bearing demand deposits increased $46.5 million, or 8.6%, and average interest-bearing demand deposits and savings deposits increased $301.4 million, or 17.3%.

Average interest-earning assets were $180.4 million, or 3.2%, higher in the second quarter of 2009 compared to the second quarter of 2008, driven by an increase in average loans of $463.7 million, or 11.5%. This loan growth was funded by investment run-off and deposit and short-term borrowings growth. Average investment securities decreased $283.4 million and average short-term borrowings, or wholesale borrowings, increased $293.0 million. A portion of the increase in average short-term borrowings was also due to refinancing $190.0 million of longer term Federal Home Loan Bank advances in the fourth quarter of 2008. These advances were due to mature in the first seven months of 2009 and were replaced with lower costing overnight borrowings.

Non-Interest Income

Non-interest income decreased $6.4 million, or 48.7%, in the second quarter of 2009 compared to the same period last year. This decrease was primarily due to higher credit related other-than-temporary impairment losses of $7.7 million on trust preferred collateralized debt obligations and $537 thousand on bank equity securities.

Other operating income increased $2.5 million primarily due to a $2.1 million gain from a favorable legal settlement on a claim for professional negligence. Insurance and retail brokerage commissions rose $362 thousand, or 26.0%, as a result of higher sales due to additional producers and an enhanced calling program. These were offset by declines of $412 thousand in income from bank owned life insurance, $387 thousand in trust income and $380 thousand in service charges on deposit accounts. The decline in income from bank owned life insurance was the result of lower crediting rates. Trust income declined due to lower market values of assets under management while the decrease in service charges on deposit accounts was the result of lower overdraft activity.

Non-Interest Expense

Non-interest expense increased $6.5 million, or 16.6%, for the second quarter of 2009 from the second quarter of 2008 primarily due to higher FDIC insurance costs, other operating expenses and salaries and employee benefits. FDIC insurance costs rose $4.7 million driven by premium increases and the special assessment of $2.9 million. Other operating expenses increased $1.3 million primarily related to collection and repossession costs associated with the two loans that were transferred to other real estate owned in the first quarter of 2009. Salaries and employee benefits increased $653 thousand, or 3.2%, due in large part to annual merit increases and an increase in the number of employees due to new branch offices.

Credit Quality and Provision for Credit Losses

For the quarter ending June 30, 2009, nonperforming loans increased $52.7 million to $81.9 million from March 31, 2009. Net charge-offs were $6.7 million in the second quarter 2009 compared to $2.5 million in the same period in 2008. The increase in quarterly net charge-offs was primarily due to two commercial construction loans that are Shared National Credits (SNC). These charge-offs are a result of management’s internal review of these credits and were substantiated by the SNC June 2009 annual review. Nonperforming loans as a percentage of total loans increased from 0.65% at March 31, 2009 to 1.81% at June 30, 2009.

Loans past due in excess of 90 days and still accruing at June 30, 2009 decreased $2.6 million to $15.0 million compared to March 31, 2009 mainly due to migration to nonperforming status.

The provision for credit losses for the second quarter of 2009 increased $42.9 million compared to the second quarter of 2008. The allowance for credit losses as a percentage of total loans increased and the allowance for credit losses as a percentage of nonperforming loans increased to 1.83% and 101.38%, respectively, at June 30, 2009, from 1.08% and 87.18% at June 30, 2008. The bank continues to monitor and take appropriate actions for the deterioration in the commercial construction participation loans closely tied to the residential housing industry and the hospitality and recreation sector. The increase in the second quarter can be attributed to the following:

•	Softening of the housing market for a senior housing/independent living facility

•	Protracted build-out of a condominium project

•	Deterioration in market conditions in Florida real estate

•	Under-performing indoor waterpark/hotel

Income Tax

The provision for income taxes for the second quarter of 2009 decreased $19.6 million from the same period in 2008 primarily due to the decrease in income before taxes partly offset by a decline in nontaxable income and tax credits. First Commonwealth’s effective tax rate was 47.4% for the tax benefit in the second quarter of 2009 compared to 18.1% for the tax expense in the comparable quarter in 2008. The effective tax rate in the second quarter 2009 reflects the negative income before taxes, permanent differences and tax credits. Nontaxable income and tax credits had a greater impact on the effective tax rate during the second quarter of 2009 due to the second quarter 2009 pretax loss compared to pretax income in the second quarter of 2008.

Single Issue Trust Preferred Securities, Subordinated Debentures and Trust Preferred Collateralized Debt Obligations

First Commonwealth’s investment portfolio includes single issue trust preferred securities, subordinated debentures and trust preferred collateralized debt obligations.

As of June 30, 2009, our single issue portfolio consists of 18 issues with a book value of $22.8 million and an estimated fair value of $16.4 million, while the book value of the three subordinated debentures totaled $1.2 million with an estimated fair value of $1.1 million. The single issues and subordinated debentures are issued primarily from money center and large regional banks.

Our pooled trust preferred collateralized debt obligations consist of 14 securities comprised of 376 banks and other financial institutions. Two of our pooled securities are senior tranches and the remainder are mezzanine tranches. As of June 30, 2009, the book value of our pooled securities totaled $87.2 million with an estimated fair value of $38.3 million. In the second quarter of 2009, a $7.7 million other-than-temporary impairment charge was recorded on eight trust preferred collateralized debt obligations that are expected to experience a principal shortfall. The amount of impairment charge recognized represents the expected credit loss on these securities. Additional detail related to our pooled trust preferred securities is provided in the Consolidated Selected Financial Data portion of this press release.

Based on management’s valuation analysis as of June 30, 2009, all of the single issues and subordinated debentures and the remainder of the trust preferred collateralized debt obligations are expected to return 100% of their principal and interest. However, additional bank failures or interest deferrals and defaults could result in additional other-than-temporary impairment charges.

In connection with a review of our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, the staff of the Securities and Exchange Commission (SEC) recently advised us that they believe that certain events that occurred subsequent to December 31, 2008 but prior to the filing of our Annual Report should have been considered in our impairment analysis for trust preferred collateralized debt obligations as of December 31, 2008 and asked us to provide an analysis to the SEC if we believe the impact of those events is not material to our financial statements for the periods ending December 31, 2008 and March 31, 2009. Specifically, the events relate to a cease and desist order issued on February 17, 2009 against a company with securities in two of our trust preferred pools and an announcement on February 20, 2009 by a company with securities in six of our pools that it would defer interest payments under its trust preferred securities beginning in April 2009 unless it received approval to participate in the Treasury Department’s Capital Purchase Program in which event it expected to pay all the deferred amounts out of its then existing funds. We are currently evaluating the SEC’s comment and the appropriateness and impact of considering these events in our impairment analysis as of December 31, 2008.

Year-to-Date Results

Net income for the six months ended June 30, 2009 was a loss of $16.9 million, or $(0.20) per diluted share compared to net income of $24.0 million, or $0.33 per diluted share in the same period last year. The decrease was due to the $48.0 million ($31.2 million after tax) increase in the provision for credit losses and an $18.1 million ($11.8 million after tax) increase in other-than-temporary impairment losses primarily related to our trust preferred collateralized debt obligations.

Year-to-date June 30, 2009 annualized return on average equity and average assets was (5.17)% and (0.53)%, respectively compared to 8.38% and 0.79% for the same period last year.

Net Interest Income and Margin

Net interest income for the six months ended June 30, 2009 increased $14.1 million, or 16.0%, from the comparable period in 2008. The increase was a result of both growth in earning assets and a decline in the cost of interest-bearing liabilities.

The net interest margin for the six months ended June 30, 2009 increased 31 basis points to 3.72% compared with 3.41% in the corresponding period last year. The increase in net interest margin is attributable to increased loan volume and decreases in the cost of interest-bearing liabilities exceeding the declines in yields on total interest-earning assets. The decrease in the cost of interest-bearing liabilities is the result of lower interest rates, combined with a shift in the mix of our liabilities to low cost deposits and short-term borrowings from time deposits and long-term debt. In the first six months of 2009 compared to the corresponding period in 2008, average time deposits declined $299.7 million, or 14.3%, which were offset with increases in lower costing transaction and savings accounts. Average noninterest-bearing demand deposits increased $48.5 million, or 9.2%, and average interest-bearing demand deposits and savings deposits increased $270.3 million, or 15.9%.

Average interest-earning assets were $286.3 million, or 5.1% higher in the six months ended June 30, 2009 compared to the same period in 2008, primarily from an increase in average loans of $544.4 million, or 13.8%. The increase in loans was funded by investment run-off, and deposit and short-term borrowings growth. Average investment securities declined $258.3 million while average deposits increased $19.1 million and average short-term borrowings rose $466.2 million.

Non-Interest Income

Non-interest income decreased $17.1 million in the six months ended June 30, 2009 compared to the same period in 2008. The decline was primarily due to increased credit related other-than-temporary impairment losses of $16.1 million on trust preferred collateralized debt obligations and $2.0 million on bank equity securities. Service charges on deposit accounts declined $968 thousand due to lower overdraft activity. Trust income decreased $832 thousand as a result of lower market values of assets under management. Income from bank owned life insurance decreased $761 thousand due to lower crediting rates. These were partially offset by the $3.0 million increase in other operating income due to a $2.1 million gain on a favorable legal settlement on a claim for professional negligence. Also, insurance and retail brokerage commissions increased $701 thousand as a result of higher sales due to additional producers and an enhanced calling program.

During the first quarter, First Commonwealth early adopted FSP FAS 115-2 and FAS 124-2 which required that $9.9 million in credit related other-than-temporary impairment be recognized in earnings while noncredit-related other-than-temporary impairment on securities not expected to be sold be recognized in other comprehensive income (“OCI”).

In accordance with the new accounting guidance, the noncredit-related portion of other-than-temporary impairment losses previously recognized in earnings during 2008 was reclassified as a cumulative effect adjustment that increased retained earnings and decreased accumulated OCI. Of the $13.0 million in other-than-temporary impairment charges recognized in 2008, $6.5 million related to noncredit-related impairment. Therefore, the cumulative effect adjustment to retained earnings totaled $6.5 million or $4.2 million, net of tax.

Non-Interest Expense

Non-interest expense for the six months ended June 30, 2009 increased $10.9 million, or 14.1%, from the corresponding period in 2008 primarily due to higher FDIC insurance costs, salaries and employee benefits, and other operating expenses. FDIC insurance costs rose $6.1 million mainly from premium increases and the special assessment of $2.9 million. Salaries and employee benefits increased $2.8 million, or 6.9%. Salaries increased $1.6 million, or 5.1%, as a result of annual merit increases and an increase in the number of employees due to new branch offices and enhancing the consumer infrastructure for small business banking and retail brokerage. Employee benefits increased $1.2 million, or 12.9%, primarily due to higher health and 401(k) expenses. Other operating expenses rose $2.2 million, or 13.0%, primarily as a result of collection and repossession costs associated with the two loans that were transferred to other real estate owned in the first quarter of 2009.

Provision for Credit Losses

The provision for credit loss for the six months ended June 30, 2009 increased $48.0 million from the comparable period in 2008 due to the deterioration in current economic conditions surrounding industries closely linked to the residential housing, hospitality and recreation markets out of Pennsylvania. Please refer to the Credit Quality and Provision for Credit Losses section above for further detail.

Income Tax

The provision for income taxes decreased $20.9 million for year-to-date 2009 from the comparable period in 2008 due to the $61.9 million decline in income before taxes. The effective tax rate was 49.7% for the tax benefit in the six months ended June 30, 2009 compared to 15.0% for the tax expense in the same period in 2008. Nontaxable income and tax credits had a greater impact on the effective tax rate for the six months ended June 30, 2009 due to the 2009 pretax loss compared to pretax income for the six months ended June 30, 2008.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $6.4 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 115 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the adequacy of First Commonwealth’s allowance for credit losses, liquidity and capital; and expected future cash flows from investments in trust preferred collateralized debt obligations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements describe First Commonwealth’s future plans, strategies and expectations. These plans, strategies and expectations are based on assumptions and involve risks and uncertainties, many of which are beyond the control of First Commonwealth and which may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Such risks and uncertainties include, among other things:

•	Deepened or prolonged weakness in economic and business conditions, nationally and in First Commonwealth’s market areas, which could increase credit-related losses and expenses and limit growth;

•	Further declines in the market value of investment securities that are considered to be other-than-temporary, which would negatively impact First Commonwealth’s earnings and capital levels;

•	Increases in defaults by borrowers and other delinquencies, which could result in an increased provision for credit losses on loans and related expenses;

•

Reduced wholesale funding capacity or higher borrowing costs due to capital constraints at the Federal Home Loan Bank, which would reduce First Commonwealth’s liquidity and negatively impact earnings and net interest margin;

•	Fluctuations in interest rates and market prices, which could reduce net interest margin and asset valuations and increase expenses;

•

Changes in legislative or regulatory requirements applicable to First Commonwealth and its subsidiaries, which could increase costs, limit certain operations and adversely affect results of operations; and

•	Other risks and uncertainties described in First Commonwealth’s reports filed with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

CONTACT: First Commonwealth Financial Corporation

Investor Relations: Edward J. Lipkus III, Executive Vice President and Chief Financial Officer 724-349-7220

Media: Susie Barbour, Communications & Media Relations Supervisor 724-463-5618

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

(dollars in thousands, except share data)

	For the Quarter Ended					For the Six Months Ended
	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	June 30, 2009	June 30, 2008
Interest Income
Interest and fees on loans	$57,793	$58,275	$64,580	$62,285	$62,614	$116,068	$124,681
Interest and dividends on investments:
Taxable interest	13,177	13,708	14,434	15,013	15,578	26,885	31,109
Interest exempt from Federal income taxes	2,660	2,894	3,025	3,176	3,347	5,554	6,942
Dividends	89	63	389	663	678	152	1,287
Interest on Federal funds sold	0	0	0	0	2	0	2
Interest on bank deposits	1	1	1	2	2	2	7

Total interest income	73,720	74,941	82,429	81,139	82,221	148,661	164,028

Interest Expense
Interest on deposits	17,874	19,576	22,045	23,069	25,370	37,450	56,403
Interest on short-term borrowings	1,133	1,347	2,238	4,634	4,251	2,480	7,956

Interest on subordinated debentures	1,559	1,766	1,908	1,870	1,878	3,325	3,789
Interest on other long-term debt	1,666	1,653	3,582	3,639	3,791	3,319	7,865

Total interest on long-term debt	3,225	3,419	5,490	5,509	5,669	6,644	11,654

Total interest expense	22,232	24,342	29,773	33,212	35,290	46,574	76,013

Net Interest Income	51,488	50,599	52,656	47,927	46,931	102,087	88,015
Provision for credit losses	48,248	8,242	10,642	3,913	5,361	56,490	8,540

Net Interest Income after provision for credit losses	3,240	42,357	42,014	44,014	41,570	45,597	79,475

Non-Interest Income
Impairment (losses) on securities	(14,421)	(28,589)	(3,850)	(8,619)	(541)	(43,010)	(541)
Noncredit-related losses on securities not expected to be sold (recognized in other comprehensive income)	5,660	18,723	0	0	0	24,383	0

Net impairment (losses) (a)	(8,761)	(9,866)	(3,850)	(8,619)	(541)	(18,627)	(541)

Net securities gains	56	24	15	910	90	80	591
Trust income	1,151	1,087	1,125	1,444	1,538	2,238	3,070
Service charges on deposit accounts	4,406	3,837	4,555	4,792	4,786	8,243	9,211
Insurance and retail brokerage commissions	1,756	1,616	1,236	1,390	1,394	3,372	2,671
Income from bank owned life insurance	1,034	1,138	1,155	1,435	1,446	2,172	2,933
Card related interchange income	2,138	1,896	1,956	1,950	1,950	4,034	3,703
Other operating income	4,935	3,008	3,820	2,972	2,426	7,943	4,907

Total non-interest income	6,715	2,740	10,012	6,274	13,089	9,455	26,545

Non-Interest Expense
Salaries and employee benefits	21,081	22,500	21,658	21,091	20,428	43,581	40,758
Net occupancy expense	3,528	4,000	3,807	3,613	3,728	7,528	7,635
Furniture and equipment expense	2,977	2,975	2,845	2,995	3,058	5,952	6,136
Data processing expense	1,165	1,132	1,161	1,075	996	2,297	2,047
Pennsylvania shares tax expense	1,312	1,331	1,357	1,342	1,339	2,643	2,610
Intangible amortization	743	743	743	802	832	1,486	1,663
FDIC insurance	4,863	1,521	182	179	125	6,384	248
Other operating expenses	9,666	9,146	10,124	7,900	8,379	18,812	16,644

Total non-interest expense	45,335	43,348	41,877	38,997	38,885	88,683	77,741

(Loss) Income before income taxes	(35,380)	1,749	10,149	11,291	15,774	(33,631)	28,279
Provision for income taxes	(16,761)	62	1,260	1,127	2,861	(16,699)	4,245

Net (Loss) Income	$(18,619)	$1,687	$8,889	$10,164	$12,913	$(16,932)	$24,034

Average Shares Outstanding	84,559,889	84,521,266	80,076,383	72,715,709	72,624,053	84,540,684	72,538,464
Average Shares Outstanding Assuming Dilution	84,594,211	84,594,211	80,179,260	72,817,216	72,734,711	84,601,302	72,647,190
Per Share Data:
Basic Earnings Per Share	$(0.22)	$0.02	$0.11	$0.14	$0.18	$(0.20)	$0.33
Diluted Earnings Per Share	$(0.22)	$0.02	$0.11	$0.14	$0.18	$(0.20)	$0.33
Cash Dividends Declared per Common Share	$0.00	$0.12	$0.17	$0.17	$0.17	$0.12	$0.34

(a)	In accordance with the early adoption of FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-than-Temporary Impairment, as of January 1, 2009, prior period net impairment losses are not restated; but rather reflect both credit and non-credit related impairment.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

(dollars in thousands, except share data)

	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008
Assets
Cash and due from banks	$84,346	$93,259	$88,277	$93,327	$101,860
Interest-bearing bank deposits	961	392	289	267	347
Securities available for sale, at market value	1,264,685	1,271,925	1,349,920	1,349,561	1,476,994
Securities held to maturity, at amortized cost, (Market value $44,161 at June 30, 2009 and $50,558 at December 31, 2008)	44,398	46,433	50,840	56,839	59,200
Other Investments	51,431	51,431	51,431	52,967	47,112
Loans:
Portfolio loans, net of unearned income	4,536,771	4,457,358	4,418,377	4,184,600	4,113,423
Allowance for credit losses	(83,056)	(41,549)	(52,759)	(45,482)	(44,505)

Net loans	4,453,715	4,415,809	4,365,618	4,139,118	4,068,918
Premises and equipment, net	72,379	73,376	72,636	71,141	69,890
Other real estate owned	25,565	25,936	3,262	3,718	3,271
Goodwill	159,956	159,956	159,956	159,956	159,956
Amortizing intangibles, net	8,747	9,490	10,233	10,976	11,778
Other assets	282,814	274,567	273,418	265,920	252,086

Total assets	$6,448,997	$6,422,574	$6,425,880	$6,203,790	$6,251,412

Liabilities
Deposits (all domestic):
Noninterest-bearing	$592,219	$573,573	$566,845	$564,443	$568,158
Interest-bearing demand deposits	99,281	90,217	97,011	101,955	109,659
Savings deposits	2,045,970	1,850,809	1,773,843	1,703,804	1,676,078
Time deposits	1,748,420	1,803,829	1,842,644	1,890,928	1,958,574

Total interest-bearing	3,893,671	3,744,855	3,713,498	3,696,687	3,744,311

Total deposits	4,485,890	4,318,428	4,280,343	4,261,130	4,312,469

Short-term borrowings	998,259	1,111,220	1,139,737	875,424	834,226
Other liabilities	44,866	56,255	63,778	43,385	47,805

Subordinated debentures	105,750	105,750	105,750	105,750	105,750
Other long-term debt	180,922	183,421	183,493	386,288	404,464

Total long-term debt	286,672	289,171	289,243	492,038	510,214

Total liabilities	5,815,687	5,775,074	5,773,101	5,671,977	5,704,714

Shareholders’ Equity
Preferred stock, $1 par value per share, 3,000,000 shares authorized, none issued	0	0	0	0	0
Common stock, $1 par value per share, 200,000,000 shares authorized; 86,600,431 shares issued and 85,055,220 shares outstanding at June 30, 2009; 86,600,431 shares issued and 85,050,744 shares outstanding at December 31, 2008	86,600	86,600	86,600	75,100	75,100
Additional paid-in capital	302,602	302,862	303,008	205,953	206,245
Retained earnings	287,092	305,712	309,947	315,404	317,611
Accumulated other comprehensive income, net	(18,618)	(22,763)	(21,269)	(38,133)	(22,604)
Treasury stock (1,545,211 and 1,549,687 shares at June 30, 2009 and December 31, 2008, respectively, at cost)	(17,766)	(17,811)	(17,907)	(18,411)	(21,054)
Unearned ESOP shares	(6,600)	(7,100)	(7,600)	(8,100)	(8,600)

Total shareholders’ equity	633,310	647,500	652,779	531,813	546,698

Total liabilities and shareholders’ equity	$6,448,997	$6,422,574	$6,425,880	$6,203,790	$6,251,412

Book value per share	$7.45	$7.61	$7.68	$7.23	$7.46
Market value per share	$6.34	$8.87	$12.38	$13.47	$9.33

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

	Loans by Categories
	(dollars in thousands)
	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008
Commercial, financial, agricultural and other	$1,233,131	$1,259,498	$1,272,014	$1,148,601	$1,115,536
Real estate - construction	476,762	449,771	464,806	382,225	347,477
Real estate - residential	1,223,690	1,199,472	1,210,985	1,223,611	1,232,071
Real estate - commercial	1,075,659	1,047,331	974,772	938,044	951,250
Loans to individuals	527,529	501,286	495,800	492,119	467,089

Total loans and leases, net of unearned income	$4,536,771	$4,457,358	$4,418,377	$4,184,600	$4,113,423

The amount reflected in “Real estate-construction” as of June 30, 2009 includes $50.6 million in respect of loans that were previously classified as “Commercial, financial, agricultural and other”, “Real estate-residential” and “Real estate-commercial”. Amounts for prior periods have been adjusted to reflect the effect of this reclassification.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Quarter To Date Average Balance Sheets and Net Interest Analysis at June 30,

(dollars in thousands)

	2009			2008
	Average Balance	Income/ Expense	Yield or Rate (a)	Average Balance	Income/ Expense	Yield or Rate (a)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$767	$1	0.43%	$349	$2	2.05%
Tax-free investment securities	238,958	2,660	6.87%	300,631	3,347	6.89%
Taxable investment securities	1,112,350	13,266	4.78%	1,334,118	16,256	4.90%
Federal funds sold	0	0	0.00%	286	2	2.53%
Loans, net of unearned income (b)(c)	4,511,811	57,793	5.29%	4,048,141	62,614	6.35%

Total interest-earning assets	5,863,886	73,720	5.25%	5,683,525	82,221	6.04%

Noninterest-earning assets:
Cash	75,318			74,860
Allowance for credit losses	(43,039)			(42,011)
Other assets	555,202			498,205

Total noninterest-earning assets	587,481			531,054

Total Assets	$6,451,367			$6,214,579

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (d)	$611,384	$431	0.28%	$609,977	$1,241	0.82%
Savings deposits (d)	1,430,613	3,883	1.09%	1,130,583	4,149	1.48%
Time deposits	1,766,035	13,560	3.08%	2,027,373	19,980	3.96%
Short-term borrowings	1,068,183	1,133	0.43%	775,183	4,251	2.21%
Long-term debt	288,263	3,225	4.49%	520,733	5,669	4.38%

Total interest-bearing liabilities	5,164,478	22,232	1.73%	5,063,849	35,290	2.80%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (d)	588,246			541,752
Other liabilities	39,823			34,017
Shareholders’ equity	658,820			574,961

Total noninterest-bearing funding sources	1,286,889			1,150,730

Total Liabilities and Shareholders’ Equity	$6,451,367			$6,214,579

Net Interest Income and Net Yield on Interest-Earning Assets		$51,488	3.73%		$46,931	3.54%

(a)	Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b)	Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.
(c)	Loan income includes loan fees.
(d)	Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Year To Date Average Balance Sheets and Net Interest Analysis at June 30,

(dollars in thousands)

	2009			2008
	Average Balance	Income/ Expense	Yield or Rate (a)	Average Balance	Income/ Expense	Yield or Rate (a)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$790	$2	0.47%	$448	$7	3.06%
Tax-free investment securities	248,540	5,554	6.93%	310,411	6,942	6.92%
Taxable investment securities	1,131,230	27,037	4.82%	1,327,618	32,396	4.91%
Federal funds sold	0	0	0.00%	164	2	2.57%
Loans, net of unearned income (b)(c)	4,486,216	116,068	5.37%	3,941,864	124,681	6.51%

Total interest-earning assets	5,866,776	148,661	5.33%	5,580,505	164,028	6.15%

Noninterest-earning assets:
Cash	74,721			74,360
Allowance for credit losses	(48,187)			(42,185)
Other assets	541,810			492,876

Total noninterest-earning assets	568,344			525,051

Total Assets	$6,435,120			$6,105,556

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (d)	$598,399	$980	0.33%	$591,549	$2,988	1.02%
Savings deposits (d)	1,373,299	8,294	1.22%	1,109,822	9,497	1.72%
Time deposits	1,796,155	28,176	3.16%	2,095,883	43,918	4.21%
Short-term borrowings	1,100,660	2,480	0.45%	634,479	7,956	2.52%
Long-term debt	289,133	6,644	4.63%	534,874	11,654	4.38%

Total interest-bearing liabilities	5,157,646	46,574	1.82%	4,966,607	76,013	3.08%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (d)	574,488			525,951
Other liabilities	42,587			36,037
Shareholders’ equity	660,399			576,961

Total noninterest-bearing funding sources	1,277,474			1,138,949

Total Liabilities and Shareholders’ Equity	$6,435,120			$6,105,556

Net Interest Income and Net Yield on Interest-Earning Assets		$102,087	3.72%		$88,015	3.41%

(a)	Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b)	Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.
(c)	Loan income includes loan fees.
(d)	Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Asset Quality Data

(dollars in thousands)

	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008

Loans on non-accrual basis	$81,285	$29,049	$55,922	$49,692	$50,910
Troubled debt restructured loans	637	128	132	135	139

Total nonperforming loans	$81,922	$29,177	$56,054	$49,827	$51,049
Non-accrual securities at market value	$530	$0	$0	$0	$0
Loans past due in excess of 90 days and still accruing	$14,978	$17,532	$16,189	$13,719	$14,210
Loans outstanding at end of period	$4,536,771	$4,457,358	$4,418,377	$4,184,600	$4,113,423
Average loans outstanding	$4,486,216	$4,460,337	$4,084,506	$4,011,476	$3,941,864
Allowance for credit losses	$83,056	$41,549	$52,759	$45,482	$44,505
Nonperforming loans as a percentage of total loans	1.81%	0.65%	1.27%	1.19%	1.24%
Provision for credit losses	$56,490	$8,242	$23,095	$12,453	$8,540
Net credit losses	$26,193	$19,451	$12,732	$9,367	$6,431
Net credit losses as a percentage of average loans outstanding (annualized)	1.18%	1.77%	0.31%	0.31%	0.33%
Allowance for credit losses as a percentage of average loans outstanding	1.85%	0.93%	1.29%	1.13%	1.13%
Allowance for credit losses as a percentage of nonperforming loans	101.38%	142.40%	94.12%	91.28%	87.18%
Other real estate owned	$25,565	$25,936	$3,262	$3,718	$3,271

Profitability Ratios (dollars in thousands)

	For the Quarter Ended					For the Six Months Ended
	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	June 30, 2009	June 30, 2008
Return on average assets	-1.16%	0.11%	0.56%	0.65%	0.84%	-0.53%	0.79%
Return on average equity	-11.34%	1.03%	5.79%	7.38%	9.03%	-5.17%	8.38%
Net interest margin (a)	3.73%	3.72%	3.87%	3.58%	3.54%	3.72%	3.41%
Efficiency ratio (b)	64.71%	65.29%	60.10%	59.07%	61.10%	64.99%	64.10%
Fully tax equivalent adjustment	$3,091	$3,185	$3,166	$3,202	$3,078	$6,277	$6,726

(a)	Net interest margin has been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b)	Efficiency ratio is “total non-interest expense” as a percentage of total revenue.

Total revenue consists of “net interest income, on a fully tax-equivalent basis,” plus “total non-interest income,” excluding “net impairment losses.”

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Pooled Trust Preferred Security Detail

(dollars in thousands)

Deal	Class	Book Value	Fair Value	Unrealized Gain (Loss)	Moody’s/Fitch Ratings	Number of Banks	Deferrals and Defaults as a % of Current Collateral	Excess Subordination as a % of Current Performing Collateral
Pre TSL I	Senior	$3,706	$3,038	$(668)	A1/A	32	15.86%	109.01%
Pre TSL IV	Mezzanine	1,830	717	(1,113)	Ca/B	6	27.07%	25.43%
Pre TSL V	Mezzanine	459	167	(292)	Ba3/A	4	65.87%	0.00%
Pre TSL VI	Mezzanine	345	161	(184)	Caa1/CCC	5	61.35%	0.00%
Pre TSL VII	Mezzanine	6,083	2,062	(4,021)	Ca/CC	20	57.26%	0.00%
Pre TSL VIII	Mezzanine	2,338	530	(1,808)	Ca/CC	36	42.84%	0.00%
Pre TSL IX	Mezzanine	2,693	979	(1,714)	Ca/CC	49	19.11%	0.00%
Pre TSL X	Mezzanine	3,510	1,266	(2,244)	Ca/CC	58	24.72%	0.00%
Pre TSL XII	Mezzanine	9,345	3,454	(5,891)	Ca/CC	79	18.46%	0.00%
Pre TSL XIII	Mezzanine	17,500	7,056	(10,444)	Ca/CC	65	15.10%	4.62%
Pre TSL XIV	Mezzanine	16,000	6,231	(9,769)	Ca/CC	64	10.68%	16.14%
MMCap I	Senior	8,730	6,705	(2,025)	A3/A	29	9.15%	108.78%
MMCap I	Mezzanine	1,061	510	(551)	Ca/CCC	29	9.15%	11.65%
MM Comm IX	Mezzanine	13,624	5,394	(8,230)	Caa3/CC	34	27.35%	0.00%

Total		$87,224	$38,270	$(48,954)

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Commercial Portfolio Loans

Original Balance $1 Million and Greater

(dollars in thousands)

	Commercial, Financial Agricultural and Other	Real Estate Construction	Real Estate Commercial	Total	Loans Past Due 90 Days and Still Accruing	Nonaccrual

Pennsylvania	$762,301	$253,738	$655,847	$1,671,886	$0	$18,925
Ohio	52,293	5,846	30,916	89,055	0	3,319
Maryland	56,420	0	230	56,650	0	9,154
West Virginia	42,300	4,309	19,885	66,494	0	0
Virginia	15,820	0	0	15,820	0	0
New York	3,763	23,120	18,957	45,840	0	0
Florida	20,236	73,918	1,857	96,011	0	22,883
Utah	0	5,015	0	5,015	0	5,015
Arizona	0	13,883	0	13,883	0	0
Oregon	0	1,471	0	1,471	0	1,471
Other	50,685	69,317	28,111	148,113	0	5,000

Total	$1,003,818	$450,617	$755,803	$2,210,238	$0	$65,767